Exhibit 23.6

SLR Consulting Limited

25 August 2026

The Directors

Blue Gold Limited

Mourant Governance Services (Cayman) Limited

94 Solaris Ave

Camana Bay

PO Box 1348 Grand Cayman

RE:	Consent of Qualified Person

SLR Consulting Ltd (“SLR Consulting”) in connection with the Technical Report Summary for Blue Gold Limited (the “Issuer”), does hereby consent to:

●	the use of the Technical Summary Report entitled “S-K 1300 TECHNICAL REPORT SUMMARY – BOGOSO PRESTEA (GHANA) PROPERTY” with an effective date of April 1, 2024 and dated August 15, 2024, (the “Technical Report Summary”) by the Issuer and filed as an exhibit to the Issuer’s Annual Report on Form F3 (as amended or supplemented, the “Form F3”);

●	the use and references to our name, including our status as experts or “qualified persons” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form F3, and the Technical Report Summary; and

●	any extracts from or a summary of the Technical Summary Report in the Form F3 and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form F3.

Yours Sincerely,

SLR Consulting Limited

SLR Consulting is the trading name of SLR Consulting Ltd.

SLR Consulting acquired Wardell Armstrong in 2025.

Registered office: Third Floor, Summit House, 12 Red Lion Square, London, England WC1R 4HQ

Registered Office:	SLR Consulting Limited
3rd Floor, Summit House, 12 Red Lion Square, London, United Kingdom, WC1R 4QH	3rd Floor, Summit House, 12 Red Lion Square, London, WC1R 4QH

Registered No:SLR Consulting Limited 3880506 Incorporated in England and Wales	Tel: +44 3300 886631 www.slrconsulting.com